Sub-Item 77O
                                                      Rule 10f-3 Transactions




                        THE DREYFUS/LAUREL FUNDS, INC. -
                             BOND MARKET INDEX FUND

On February 12, 2004, The Dreyfus/Laurel Funds, Inc. - Bond Market Index (the "Fund") purchased, at par value, $350,000 in Corporate Bond/Goldman Sachs Capital I/6.345/Maturity 02/15/34 - CUSIP # 38143VAA7 (the "Bonds"). The Bonds were purchased from Goldman Sachs & Co. ("Goldman Sachs"), a member of the underwriting syndicate offering the Bonds, from their own account. Mellon Financial Markets, LLC, an affiliate of the Fund, was a member of the syndicate but received no benefit in connection with the transaction. Goldman Sachs received an underwriting spread of 1.42% per bond. No other member received any economic benefit. The following is a list of the syndicate's primary members:

                                    Goldman Sachs & Co
                                    Blaylock & Partners
                                    Commerzbank AG
                                    Credit Lyonnais
                                    Daiwa Bank Limited
                                    HSBC Securities
                                    Mellon Financial Markets, LLC
                                    SunTrust Robinson Humphrey
                                    Utendahl Capital Partners LP
                                    Wells Fargo

     Accompanying this statement are materials presented to the Board of Directors of The Dreyfus/Laurel Funds, Inc., which ratified the purchase as in compliance with the Fund's Rule 10f-3 Procedures, at the Fund's Board meeting held on July 20, 2004.